UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2024

CleanSpark, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-39187	87-0449945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave.
Suite A - 638
Henderson, Nevada		89052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 989-7692

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2024, CleanSpark, Inc. (the “Company”) filed Articles of Amendment (the “Charter Amendment”) to its First Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), with the Secretary of State for the State of Nevada. The Charter Amendment increased the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the Articles of Incorporation from 300,000,000 shares to 600,000,000 shares. The Charter Amendment was approved by the Company’s stockholders at the Company’s Special Meeting (as defined below) and became effective upon filing.

The foregoing description of the Charter Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of such document, a copy of which is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 25, 2024, the Company held a special meeting of stockholders (the “Special Meeting”). The purpose of the Special Meeting was described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 9, 2024 (the “Proxy Statement”). At the close of business on September 6, 2024, the record date for the Special Meeting (the “Record Date”), 253,136,198 shares of the Company’s Common Stock were issued and outstanding, 1,750,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), were issued and outstanding, and 1,000,000 shares of the Company’s Series X Preferred Stock, par value $0.001 per share (the “Series X Preferred Stock”), were issued and outstanding. For Proposal 1, holders of Common Stock were entitled to one vote for each share of Common Stock held as of the Record Date, holders of Series A Preferred Stock were entitled to forty-five (45) votes for each share of Series A Preferred Stock held as of the Record Date, and the holder of Series X Preferred Stock cast one thousand (1,000) votes for each share of Series X Preferred Stock held as of the Record Date. The votes by the holder of Series X Preferred Stock were cast automatically in the same “mirrored” proportion as the aggregate votes cast “FOR” and “AGAINST” Proposal 1 by the holders of Common Stock and Series A Preferred Stock who voted on such proposal (but excluding any abstentions, broker non-votes, and shares of Common Stock and Series A Preferred Stock that were not voted “FOR” and “AGAINST” such proposal for any reason). The voting power attributable to the Series X Preferred Stock was disregarded for purposes of determining whether a quorum was present at the Special Meeting.

Proposal 2, which was a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if the Company concluded that there were insufficient votes to approve Proposal 1 at the time of the Special Meeting (or any adjournment thereof), was not submitted to a vote because the Company’s stockholders approved and adopted Proposal 1, as noted below.

As of the Record Date, the holders of Common Stock were entitled to a total of 253,136,198 votes and the holders of Series A Preferred Stock were entitled to a total of 78,750,000 votes, representing in the aggregate 331,886,198 votes. At the Special Meeting, holders of the Company’s Common Stock and Series A Preferred Stock entitled to a total of 221,807,563 votes, or approximately 66.83% of the collective voting power of the Company’s outstanding shares of Common Stock and Series A Preferred Stock as of the close of business on the Record Date, were present or represented by proxy (constituting a quorum). The final voting results on the proposal presented for stockholder approval at the Special Meeting were as follows:

Proposal 1: To approve an amendment to the Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 300,000,000 shares to 600,000,000 shares, in the form attached to the Proxy Statement as Exhibit A.

The votes were cast for this matter as follows:

Votes For	Votes Against	Votes Abstained
1,028,842,994	192,134,253	830,316

The stockholders voted to approve Proposal 1, which required the affirmative (“FOR”) vote of the holders of a majority of the voting power of the outstanding shares of the Company’s capital stock. Proposal 1 would have prevailed had the Series X Preferred Stock not been designated as the number of votes cast by holders of the Company’s Common Stock and Series A Preferred Stock “FOR” Proposal 1 was greater than a majority of the aggregate voting power of the Company’s Common Stock and Series A Preferred Stock outstanding as of the close of business on the Record Date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amendment to Articles of Incorporation, dated October 28, 2024.

104	Cover Page Interactive Data File (embedded within the Incline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANSPARK, INC.

Date: October 29, 2024	By:	/s/ Leighton Koehler
	Name:	Leighton Koehler
	Title:	General Counsel